October 13, 2006

Securities and Exchange Commission

Washington, DC 20549

Re:

Tara Gold Resources Corp.

(Formerly American Stellar Energy Inc.)

Gentlemen:

We have read “Item 4.01 Changes in Registrant’s Certifying Accountant” contained in Tara Gold Resources Corp.’s Form 8-K dated October 13, 2006 and are in agreement with the statements contained therein as they relate to our firm.

Very truly yours,

/s/ Telford Sadovnick P.L.L.C.

Telford Sadovnick P.L.L.C.

Bellingham, Washington